Exhibit 99.1

PINNACLE ENTERTAINMENT CLOSES
ON PURCHASE OF RIVER DOWNS RACETRACK

LAS VEGAS, January 28, 2011 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed on its previously announced acquisition of River Downs Racetrack in southeast Cincinnati, Ohio. Pinnacle funded the $45 million acquisition with cash on hand.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “We are excited to officially welcome River Downs into Pinnacle’s family of properties. Our intent remains to quickly move to revitalize River Downs as a new gaming, racing and entertainment destination if video lottery terminals (VLTs) become operational in Ohio. Its location is expected to complement our existing Belterra Casino Resort, less than one hour away.”

River Downs Racetrack, located directly off of Interstate 275 in southeast Cincinnati, recently celebrated its 85th anniversary of thoroughbred racing. One of North America’s most picturesque racecourses, the track is situated on approximately 160 acres of land, 40 of which are currently undeveloped, and offers live thoroughbred racing from mid-April through Labor Day as well as simulcast wagering throughout the year broadcast on more than 500 monitors throughout the facility. River Downs features a Grandstand with open-air seating, the Pavilion which includes seating for 50 to 300 guests as well as a private bar and grill, and the Turf Terrace in the upper Clubhouse with tableside monitors, a bar, buffet options and formal seating.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates a total of seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing a casino in Baton Rouge, Louisiana that is currently scheduled to open in December 2011.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the possibility for video lottery terminals (VLTs) to become operational at Ohio racetracks, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) there is no assurance that VLTs will become operational at Ohio’s racetracks; and (b) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s business and financial results, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:
Investor Relations	Public Relations

Lewis Fanger Vice President, Finance & Investor Relations 702/541-7777 or investors@pnkmail.com	Kerry Andersen Director, Community & Public Relations 337/395-7631 or kandersen@ldlmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com